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                                                               EX.99.B(1)(J)

                             THE EXPEDITION FUNDS

                               AMENDMENT NO. 14
                                      TO
                             DECLARATION OF TRUST
                             DATED AUGUST 7, 1989


     THIS Declaration of Trust is amended as follows:

     Strike the first paragraph of Section 5 of Article III from the Declaration of Trust, and all preceeding amendments thereto, and substitute in its place the following:

     "Section 5.  Establishment and Designation of Series or Class.  Without
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limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional series or class or to modify the rights and preferences of any existing Series or Class, the series and classes of the Trust are established and designated as:

     The Expedition Equity Fund
           Institutional Shares
           Investment Shares
     The Expedition Bond Fund
           Institutional Shares
           Investment Shares
     The Expedition Money Market Fund
           Institutional Shares
           Investment Service Shares
     The Expedition Tax-Free Money Market Fund
           Institutional Shares
           Investment Service Shares

     The undersigned being the President and Secretary of The Expedition Fund (the "Trust") do hereby certify that the above stated Amendment is a true and correct copy of the Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 23rd day of February, 1998.

     Witness my hand this 23rd day of February 1998:


/s/ David G. Lee                                  /s/ John H. Grady, Jr.
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David G. Lee, President                           John H. Grady, Jr., Secretary